Exhibit 99.B(d)(11)

Schedule A
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
AJO, LP

(the “Agreement”)

Dated July 1, 2003, as amended October 11, 2005,

July 6, 2007, December 17, 2008, January 10, 2011, June 24, 2011, December 15, 2011,

September 20, 2012, March 25, 2015, and December 5, 2017

SEI INSTITUTIONAL INVESTMENTS TRUST

Large Cap Fund

U.S. Managed Volatility Fund